Exhibit 99.2

[CLIR] ClearSign Technologies

Q4 and FY2022 Conference Call

Thursday, April 6, 2023, 5:00 PM ET.

Officers and Speakers

Matthew Selinger, Firm IR Group

Brent Hinds, VP of Finance and Controller

Jim Deller, President and Chief Executive Officer

Analysts

Amit Dayal, H.C. Wainwright

Robert Kecseg, Las Colinas Capital Management

Jeff Feinglas, Private Investor

Presentation

Operator: Good afternoon, and welcome to the ClearSign Technologies Fourth Quarter and Full Year 2022 Conference Call. (Operator Instructions). After today's presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Fourth Quarter and Full Year 2022 Results Conference Call. During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2022 Annual Report on Form 10-K.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer, and Brent Hinds, ClearSign's Vice President of Finance and Controller.

At this point in the call, I would like to turn the call over to VP of Finance, Brent Hinds. So Brent, please go ahead,

Brent Hinds: Thank you, Matthew, and thank you to everyone joining us here today. Before I begin, I'd like to note that our financial results for the year ended December 31, 2022 were included in our 2022 Annual Report on Form 10-K, filed with the SEC on March 31.

With that, I'd like to give an overview of the financials for the year ended December 31, 2022. The company recognized $374,000 in revenues during the 12 months ended December 31, 2022, compared to revenues of $607,000 for the 12 months ended December 31, 2021.

Our net cash used in operations for the year ended December 31, 2022 was approximately $4.9 million, compared to approximately $6.7 million for the same period in 2021. That is a year-over-year decrease of approximately $1.8 million.

With the recent news and fears about liquidity, I think it is only fair to mention that we do not foresee risk, specifically banking risk, with our cash. Our cash is held at a large national U.S. Institution, and we invest a substantial portion of our cash in U.S. government-backed securities.

Now turning our focus from cash to profit, our net loss for the 12 months ended December 31, 2022 was approximately $5.8 million, compared to approximately $7.9 million for the same period in 2021. That is a year-over-year improvement of approximately $2.1 million. This favorable improvement was driven in large part to our reduced R&D costs, as we shifted from R&D activities to commercialization efforts.

We have approximately $9.1 million in cash and short-term investments as of December 31, 2022. And there were 38,023,701 shares of our common stock issued and outstanding as of December 31, 2022.

We have confidence in our financial position and balance sheet. And with our year-ending balances, we have sufficient working capital available to carry us through to 2024 and that is without cash from any other sources. Nevertheless, I think it is fair to mention that given our current backlog of customer projects, we expect customer cash collections to significantly increase in 2023 as compared to 2022, and that increase will begin in the first quarter of this year.

And with that, I would like to turn our call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. I'd like to thank everyone for joining us on this call today and for your continued interest in ClearSign. For the call today, I'll go through our business segments, starting with process burners. From there, I'll discuss the recent sales and developments in our boiler burner business and then touch briefly on China and our prospects there.

Before I do, I have a few comments and acknowledgments. Some of the progress I'll discuss involves burner testing. We had two projects of major importance to ClearSign in the testing phase concurrently at the facility of our partner Zeeco. For those of you not familiar with industrial scale burner testing, this is done in full-size heaters outdoors, and is a methodical, and when working with new technology, time-consuming process.

For those of you not familiar with Oklahoma, it can get very cold, windy, wet. And I'm sure the team will throw in some additional words also when this testing is scheduled over the winter months. Both tests were a huge success. I want to recognize the effort and determination it took to get there from our combined Zeeco and ClearSign test and engineering teams.

Also, Susanne Meline stepped down as a Director of ClearSign. Susanne was instrumental in the operation of the ClearSign Board, and I want to thank her for her service. I'm also delighted to have Catharine de Lacy join us as a new Board member. She has truly hit the ground running and I very much look forward to working with her in the future.

I will now move on to developments in our process burner product line. During our last call, we identified two important tests that were on the horizon involving our process burner technology. The first was the multi-burner phase of our testing and the final performance demonstration for our 20-burner project for a California refinery. This test was a progression after the initial single burner test, which concluded in November. The final witness testing was completed smoothly in the presence of representatives of our customer and also the global engineering company supporting this project.

The burner data comfortably met all requirements, and since the completion of this testing, the data has been sent to the air district. The permit for our customers to proceed with the project was issued, and we have, in turn, been formally requested to proceed with the fabrication of the burners for delivery later this year.

Only the final step remains, which is to install the burners in our client's refinery. The initial installation date was to be late this year. However, we have recently been notified that this has been pushed into 2024 due to revisions in the refinery's turnaround planning. However, we are scheduled to be fully complete with the manufacture and delivery of our burners in this year.

So basically, over 90% complete with this order, both in terms of our work and from a financial perspective regarding revenue and income.

I want to stress that we have successfully completed all of the product setup and demonstration to our customer, and that this project is moving forward. Our conversations have now turned to shipping and special requirements for our personnel to be onsite to assist with the installation and startup. Additionally, regarding cash, I want to note that we expect invoice for a majority of the order, and that only a small portion will remain until final installation.

Successfully getting to this point, and with such positive results, is a major benefit to us beyond just the progress to completing this sizable commercial order. These burners demonstrate NOx emissions numbers significantly below the 5 PPM guarantee and robust performance throughout their operating range. In short, they show what we have always believed our technology is capable of, and to give color [providing] our customer the best burners in the world.

The burners used for the performance demonstration will not be part of our shipment to California, and will be kept for demonstration purposes at the facility of our partner, Zeeco. In the coming months, we plan to host industry demonstrations to show customers and key stakeholders this performance, as well we have presented and promoted our burner technology for most people, seeing is believing.

The second test that we were preparing for was our 100% hydrogen ultra-low NOx burner project funded by our 250,000 Department of Energy grant. As a reminder, the goal of this project is to develop ultra-low NOx hydrogen burner technology capable of burning up to 100% hydrogen in the fuel gas while maintaining low-single-digit NOx emissions. The purpose of this first phase was to prove that our technology is capable of achieving these results.

While burning hydrogen does not produce CO2, it does produce a significantly higher concentration of NOx than with natural gas. Therefore, the objective of the overall project is to develop and commercialize a range of burners that will enable the control of emissions of NOx to levels required to control ground-level ozone in critically polluted areas combined with the adoption of hydrogen fuel for industrial heating. The anticipated outcome is to achieve reductions in the industrial emissions of both carbon dioxide and nitrogen oxides. Currently available solutions for burning hydrogen provide the former, not the latter.

As noted in the press release yesterday, we were successful in completing the objectives of this first phase of work. Results have been documented and submitted to the Department of Energy per the requirements of this grant. We have always described this work as a Phase 1 grant, as our ambition is to continue with this work and are in the process of applying for a follow-on grant for the commercial development and commercialization of this hydrogen-focused burner technology. The funding for the Phase 2 grant can be up to $1.6 million over a period of 2 years.

On a more general note regarding government-funded and industry-funded grants, we do see other opportunities also, some that we plan to pursue for ourselves and some that may provide opportunities in partnership with customers. Nearly all are related to decarbonization and/or pollution reduction, and generally have a consideration of social equity, which supports our business and target markets well. While the receipt of grant money is a plus, we see these grants as a means to accelerate the development of our technology and also, but more important to us, to incentivize the critical initial installations necessary to gain the confidence of customers and the air regulators.

Beyond these projects, we continue to see an increased pipeline of potential commercial orders and projects both in the USA and abroad. I will temper these comments with a caution that when chasing orders, nothing should be taken for granted. But from my vantage point today, we have multiple proposals for varying projects that I consider promising. And accordingly, I'm encouraged and do foresee an increased project flow gaining traction in 2023.

Now moving on to boiler burners. We have been encouraged in the new year with our boiler burner business starting with some initial success and booking our first two sales in succession. The first boiler burner order was sold in conjunction with our partner, California Boiler, in the San Joaquin Valley Air Pollution Control District of California, and is scheduled to be installed there in the second quarter of 2023. While this first sale was significant in the fact that it was our first California Commercial Firetube Boiler Burner order in and of itself is also very encouraging because the customer came to us for our solution after competing products failed to meet the district's new 5 PPM NOx emissions requirements.

Additionally, we are excited that this sale is into a whole new business vertical of medical and business waste services. This last point helps demonstrate that these burners have a very broad market of diverse industries in the United States and around the world.

The second order was also sold into the California market to a national provider of recycling services to the food production and restaurant industries. At Burner, we're part of a recycling plant upgrade that will increase energy efficiency for one of this customer's nationwide sites. The boiler burner will be installed into a new boiler and was sold as a package with our partner California Boiler in the San Joaquin Valley Air Pollution Control District of California. The burner and boiler are scheduled to be installed in the third quarter of 2023.

This second burner in particular will truly set the bar for boiler burners. This burner is larger and is in the size range that requires sub-2.5 PPM NOx emissions, a capability that we believe is unique to ClearSign burners, as all other solutions require the inclusion of an SCR and the associated capital costs and ammonia handling that go with them.

As stated in the press release at the time, this burner is our first commercial boiler burner sale guaranteeing sub-2.5 PPM NOx, specifically developed to enable clients like this to operate in compliance with California Central Valley's regions new regulations, and without the need for ammonia and the hazards associated with such potent chemicals. The manufacture of these burners for both of these orders is underway.

We are very optimistic that getting these two installations up and running will provide a great catalyst for others, and also provide a benchmark for the air districts in California and the rest of the United States, as they consider modifications and updates to their clean air regulations.

That said, the rate that we are seeing new requests to quote boiler burners through Rogue Combustion has picked up this year, which we take as an indication that our combined promotional and sales efforts are having a positive effect. You may also have seen news from Rogue Combustion that they have formed a relationship with a company called Gulf Coast Boiler to extend their reach into Texas and Louisiana with the intention of accelerating sales of our boiler burner products there.

We are also seeing opportunities and receiving inquiries for our boiler burner products from other regions other than California, and also for other applications other than boilers. An example of this was the news release we issued early this week announcing the purchase order we received for the supply of a boiler burner into the Texas market. This order is both significant and exciting for a number of reasons. After California, we anticipate the Texas Gulf Coast region will be the next large market for us and this order is our first into this region. It is also the first for this global chemicals company and the first into the industrial chemical sector.

This is also the first application of our boiler burner technology into a non-boiler heater and very importantly, our first sale to a heater manufacturer, who has included our burner as their chosen solution to meet their customers' needs. As I previously said, when talking about our asset-light strategy, [heat] manufacturers are a prominent channel to market for burner equipment, as burners are part of almost everything they sell. I'm pleased we are establishing relationships with some of these manufacturers.

In general, we are very encouraged by the accelerated cadence of the early boiler burner orders this year, but we are also encouraged by our list of outstanding proposals and look forward to adding to this list.

Turning to China. Shortly after our last call, our President of Asia, Manny Menendez, was able to get into the country. While there, we were able to maintain our engagements and relationships. I was also pleased to be able to participate in a meeting with Shuangliang by phone during which they reiterated their enthusiasm for our business plans, as did I. I also took this opportunity to let them know how much we appreciate their work preparing for the upcoming burner certification projects. As everyone has read, early this year, China ended their Covid restrictions, with the anticipated and realized short-term effect that Covid would spread widely and rapidly. With this on the horizon, we brought Mr. Menendez back to the United States.

With the working environment in China now back close to normal, Mr. Menendez is planned to return the first week of May, soon as the Chinese May Day holiday is over. His primary objectives are to get the 2,500-horsepower water tube and 500-horsepower fine tube boiler burner certified, with the 500-horsepower being the top priority as we, along with Shuangliang, believe there is a large readily addressable market in the region of Shenzhen, where the government has recently rolled out new NOx emissions requirements.

We are also planning a trip with Shuangliang to that region to promote our joint capabilities and unique offering to both customers in that area, and also the local government officials responsible for administering the new air quality standards. Once those certifications are complete, we expect to see some early sales, and anticipate that we will be able to have some initial deployments of our technology and commercial results from our Shuangliang partnership in China in 2023. While I don't have any timelines to give right now, I hope to do so in the near future.

Looking forward to the rest of the year 2023, in terms of our process burner business, we will proceed with the manufacture of a large California refinery order following the successful customer demonstration early this year, which we believe will also deliver significant revenue and profit. You will see increased promotion for performance achieved with these burners, and also we will use the ability to fire and demonstrate the burners to stakeholders in the industry.

In terms of our pipeline, we have more and more opportunities with both new and existing customers. I expect to see orders from these. We're also very optimistic about our prospects for the follow-on hydrogen burners' development brand, and believe we are well positioned to further grants to aid and accelerate the adoption of our technology.

For our boiler burner business, we will deliver our first orders, and look forward to having those units in commercial operation in California and Texas. We expect to build on this and the increased level of inquiries that we are seeing to keep momentum in California and look to expand that business in new markets like Texas.

With the complication created by Covid now essentially behind us in China, we look to progress our plans with Shuangliang, including burner certifications and winning and delivering our first orders under that collaboration.

From a more general perspective, the progress we have made in getting commercial orders in progress for our boiler burners, and the revolutionary results achieved in our recent process burner testing, mark a significant development in our path to mainstream commercialization. We have come a long way over the past few years to get to this point. We have developed our process burners to meet the new stringent NOx emissions levels, while also meeting our objectives of being simple to install, we call plug-and-play, and also to light off and operate in a manner that will seem familiar to an operator of a typical oil refinery or chemical plant.

We have developed our boiler burner technology to be a single-components, standard design that installs into a boiler similar to a typical commercial boiler burner. We have this technology proven and thereby [de-verified] to meet the emission requirements of the most stringent new California regulations.

Perhaps as importantly, we have addressed barriers to entry and channels to market through developing partnerships with the global burner supplier, Zeeco, for process burners, providing international-level quality assurance and a globally-recognized testing facility. And prominent California-based boiler service company, California Boiler and subsidiary Rogue Combustion dedicated to promoting our unique boiler burners throughout the USA along with their full installation and service capability.

Going forward with all this and the achievement of the technical and commercial milestones just described, you will see an increase in our reach. As an example of this, we have presentations planned at a TCEQ, that is Texas Commission on Environmental Quality, the government body that administers the air quality regulations in Texas, their commerce in Austin, and the American Petroleum Institute Conference in Seattle. To attract attention, we will have a new 6-foot tall full size, highly-polished stainless steel replica of our ClearSign core process burner technology in Seattle and a full size replica of 5G boiler burner in Texas.

In closing, our recent sales and testing results provide good momentum, which we expect to continue and build on going forward.

With that, I'd like to open up the call for questions. Please, operator?

Questions and Answers

Operator: Thank you very much. We will now begin the question-and-answer session. (Operator Instructions). Amit Dayal with H.C. Wainwright.

Amit Dayal: Jim, just to begin with, could you remind us what the 4Q revenues are comprised of? I might have missed it.

Brent Hinds: Yes, I can answer that.

Jim Deller: I'm going to pass that to Brent.

Brent Hinds: Yes, for Q4 revenues, there was $50,000 and that comprised spare parts sales.

Amit Dayal: Okay. Okay. Thank you. And then just looking into the sales pipeline for 2023 and beyond, between boiler burners and process burners, how should we think about where your sales efforts are, whether you are sort of engaging with the pipeline directly, or primarily through your partners? Just a sense of what is in play for you.

And in terms of the pipeline, what percentage of that pipeline do you think you might be able to sort of close on?

Jim Deller: Yes, thank you, Amit. There's a number of topics there, so I'll try and cover them all. One of the questions you asked was about how we're actually going about selling and our outreach. At this point, primarily it's actually different for our two major product lines that is different for our process burners and the other boiler burners. The process burner sales, we are largely pursuing through our connections. We have a number of people here within ClearSign very experienced and established within the industry. And we have good and frequent contacts with them personally. In addition, we do meet with them at times when they visit Zeeco; we meet with them frequently at conferences. And quite frankly, they know us and also call us as they have needs.

In addition, we are, through those conferences, also reaching out and visiting new customers. But those activities are primarily driven by ClearSign employees directly, just because of our experience and those are our strengths.

The boiler burner business is delivered through our partnership with California Boiler and their subsidiary Rogue Combustion. We are very heavily involved in those sales, but due to the location of those customers, and that the California Boiler sales team are visiting them very frequently, if not on a weekly basis, we are primarily assisting them with their sales and providing support at a local level.

And the activities of ClearSign are more strategic and at a higher level looking at other channels to market, and means to reach out to new customers, and quite frankly, to spread the word of what the ClearSign burners can deliver.

Now you asked about the pipeline going forward. At this point, this is very encouraging. I've always said that the success will lead to success. One of the key things we have to do is to get function equipment out in the field, so that our customers can witness that for themselves and talk to the owners, who are operating that equipment, so they can get confidence in deploying our new technology. I think they understand the value of it and why they're so special, but being new, that is a big concern.

I'm very excited to have these orders now going out into the boilers in California. So we will finally have some installations that we can refer our customers to, and that will give them the confidence to pursue using our new technology rather than just something they are familiar with, even though the other option would not be as at a greater value to them. Along with the increased inquiries we're seeing through Rogue and California Boiler, and just the other contacts we have in the boiler industry, I'm very encouraged for our future sales in the boiler pipeline.

I'll also bring up the third order, which is a boiler burner, is not into a boiler, this is going into heater. But having that technology installed and operating in the Texas market is actually very important for us. Texas is probably the biggest market for us in the country, and to have some equipment finally down there installed and operating in Texas, again is going to be a very powerful aid to our future sales.

I think the outlook is similar on the process burners. Again, one of the key elements of that is this very prominent California order. The success we had in the burner test and the ability to demonstrate those burners to industry in the Zeeco test furnace, to have that data available for presentations and the customers who witnessed that presentation, also very prominent in the industry, able to pass on their experiences is going to benefit us, we greatly believe, as we pursue future sales.

And similar to the boilers, we have other process burner close and interested customers that we believe are on the near horizon.

Amit Dayal: Understood. Thank you. Just another one for me on sort of the revenue side of things. With deliveries and installations, sort of starting to materialize in 2023, how should we think about revenue cadence over the next 4 quarters? Is it going to be lumpy, or will you be able to recognize revenues a little bit more smoothly across some of these new orders that you received?

Jim Deller: I'll say a few words, and I'm actually going to pass over to Brent because he can talk a lot more accurate about revenue and the recognition requirements. This industry is inherently lumpy, especially on the process burners, the orders tend to be very large, which is very good. But when the orders are large and they're also based on critical milestones, as you pass those milestones, that does trigger a lump, if you like, in the revenue stream. So at this stage of our development, the financials are going to be lumpy on a quarter-by-quarter basis.

But for details, I'm going to pass over to Brent.

Brent Hinds: Yes, so for Q1 specifically, to talk about Q1 and give just some color, if you look at the milestones that we met, as Jim talked about, as performance test, we've met those milestones, the contractual obligations. We received cash for those contractual obligations. So for Q1, revenues will be recognized and they'll be significant, very significant. And just to give some color, they'll be way more than what we recognized in all of 2022.

Amit Dayal: Great, thank you. Thank you, Brent. No, that's helpful. And maybe I can follow-up with some other questions around this topic offline as well. You guys had some success in Europe, I believe, last year. Is there any further traction in that market for you guys?

Jim Deller: We are in discussions with European customers. As I said before, we have very good contacts throughout the industry, especially with heater manufacturers and refiners and we meet with them. I mentioned the American Petroleum Institute Conference that we'll be attending in Seattle, so we meet with them frequently, we talk about their upcoming projects. The most important aspect of that European relationship today is that that was an installation in a major global refiner, who also has very prominent refineries in the California market.

So what we're really focusing on with that client and our discussions are their progress with the regulation obligations where the [South] Coast and the heater projects that they have in California. So this truly is a global industry and that European installation gave this client a chance to install our burner, to get in their hands on it, to see it operating. It's been operating in their refinery now for, I believe, over a year, so giving them good experience as they look to their much bigger requirement for low emission equipment in California.

Amit Dayal: Understood. Yes, that's all I have, guys. Thank you so much.

Operator: Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: Thanks for all the great news and thanks for all the hard work everyone has put in at the company. It pays to be patient. I was going to say on your --

boiler burner --

Jim Deller: Thank you for that.

Robert Kecseg: You between. On the boiler burner recent one with the Tulsa company, the thing that jumped out at me was that they were replacing the existing heater and the SCR. So is that just kind of part and parcel of what we're selling to the Tulsa heaters, and the reason why they're using us is because it is a replacement for the SCR? And I'd wonder if that's kind of telling us what our path is through these kind of companies to distribute our product.

Jim Deller: Yes, Bob, you've obviously looked at that in detail to pick this up. This was exciting for us. Just to help people understand what happened here, the new heater from Tulsa Heater Midstream is replacing the existing heater. Tulsa Heater Midstream have elected to use our burner to meet the permit requirements of the client, rather than putting a SCR on the heater as the heater that is being removed had.

I think we've always seen our competition as SCRs, rather than other burner technology because of the level of NOx reduction that we can achieve with our burners. This is just a very good evidence of that in play, right? This has allowed Tulsa Heater Midstream to have a much more efficient heater, we believe, a much cleaner heater because there's no longer the need to bring in ammonia, or to have the ammonia slip past in the emissions of that heater. So I believe we're providing a much better business for Tulsa Heater Midstream and a much better solution for this client in Texas.

Robert Kecseg: Yes. And I think that they already have an established company with customers that they've serviced for a number of years. Could you kind of speak to that a little bit? And then are there other kinds of companies like Tulsa Heaters that then would be maybe awakened as to the [their site]?

Jim Deller: Yes, so for clarification, technically, the client for this order was Tulsa Heaters Midstream. At Tulsa Heaters Midstream, and their sister company Tulsa Heaters, are very closely related in Tulsa, but they are separate companies. But from their name Tulsa Heater Midstream has a product that is targeted for the midstream industry and that is their strength. They are very well known; they have a very good reputation; they are very well run, and I do believe they have a lot of respect in the industry.

And I very much look forward to the other heater companies seeing what Tulsa Heater Midstream have done. I'm sure they are watching this project, and I really look forward to the news of the installation, and look forward to our burner getting out into the industry and into that Texas market.

Robert Kecseg: Yes, I'm asking that because the previous question about pipeline that kind of gives us some sort of improved belief that pipeline can expand through companies like them and other ones that do some more work?

Jim Deller: Yes, thanks for bringing up -- I mentioned it briefly in the comments earlier, that the heater companies provide a big channel to market for us. It's one that I believe will pick up significantly once they get confidence including our technology as part of their solution, because for them to install ClearSign burners, rather than including an SCR in the heaters, will save them money. It makes the products lighter. It also avoids having to include all of the equipment to handle ammonia. And for their clients, it gives their clients what we believe is a much better solution.

I believe what's holding them back is obviously, they are making guarantees to their customers and they are putting their names behind their products. And there is some reluctance to do that with a brand new technology. No matter how good you believe it is, when you do not have references and experience of others to point to in the field, getting these products out to market is so important to us, because it truly gives our customers confidence.

We also believe it will give channel customers, such as heater manufacturers, confidence to work with us in the future for what we believe is going to be a much better solution for them and a better product for their customers.

Robert Kecseg: Sure, I appreciate that answer a lot. And I was going to say on the boiler burners, now that it's going to a couple of different customers, I guess with [Rogue] Combustion, it's kind of an automatic process for them to basically make the sale with such and such type of boiler in this burner. And is there a lot of difference between the different boiler companies, and are they different from burner companies in the boiler burner business?

Jim Deller: Bob, I hope I heard you correctly. There are differences between the boilers in the details, but generally, the configuration of the boilers and the way that they operate is very similar. But that leads to one of the most notable differences between our process burner and boiler burner product lines, and one of the reasons that we have a different type of partner. The boiler burners very much lead themselves to a standard product that is basically off the shelf. And once designed, we will pretty much supply exactly the same burner over and over again for different heaters. So it makes it very efficient; they require very few man hours. And it's something that we can scale very easily by outsourcing ourselves.

The detailed work on that product line is the installation and the service, and that's the work that's being handled by California Boiler. Compared to the process burners, those orders tend to be very large, but because of the complex nature of the oil refineries, the burners are -- while there are a standard technology, they are a boutique and customized [4H] application. That's the reason they have to go through the test furnaces, such as the recent testing we have mentioned regarding the California refinery order.

But I think back to your original question, Bob, I guess the short answer is, yes, the boilers are -- while there are differences, and the boiler manufacturers all claim that theirs is the best, the reality is that from our perspective, there is little that is significantly different about them that would affect the design of the burners.

Robert Kecseg: Um-hum, all right, yes. And the R&D change was pretty significant, which I guess kind of also gives us a lot more optimism going forward that a lot of that money has already been spent. Do you think we'll be at the level that we saw in 2022 is something to project out, or is there somewhere in between as far as the expenditures for R&D?

Jim Deller: Brent, did you get that?

Brent Hinds: Yes, sure. Bob, thank you for the question. It looks like you're looking at the financials. Our net loss improvement year-over-year is $2.1 million. The driver for that was our reduction in R&D cost, as we shift from R&D activities to commercialization activities.

As far as projecting expenses, 2022 was an exceptional year. We can't keep a trend of cutting $2 million out year-over-year without cutting into the meat too deep. But I would expect, if you look back the past 2 years, the run rate for the past 2 years, not to be materially off from that.

Robert Kecseg: Are you talking about overall expenditures or R&D [only]?

Brent Hinds: Oh, sorry, I was talking about overall expenditures, total operating expenses. R&D expenditures will remain low.

Robert Kecseg: Okay. Yes, got it. I was just simply kind of looking at the R&D line by itself, and I didn't know whether this was a maintainable level in the current future, $0.5 million a year in R&D. I was just simply looking at that instead of the overall expenses.

Brent Hinds: Yes.

Jim Deller: Bob also, we did talk about the government grants. Those are directed to product development. So I think there's a difference between the R&D expenditures that would show up as direct expenditures from the company versus those that are part of a government-funded project.

Robert Kecseg: Okay.

Jim Deller: I think the underlying point is, yes, we are very determined to continue to progress our technology. And as we see opportunities in the market, we do intend to develop the technology to meet those needs.

Robert Kecseg: Okay, great. Well, again, thanks very much for bringing us this kind of progress. It really looks great. Thanks, Jim.

Jim Deller: Thanks for the questions, Bob.

Operator: (Operator Instructions). [Jeff Feinglas], Private Investor.

Jeff Feinglas: Thank you and congrats on a number of levels, especially with respect to the burner test. That was significant for you guys. And hopefully, the gentleman who made the remark that it's the best burner that he's seen, or best burner in the world, will be a voice to the industry for you guys.

Amit covered, I guess, my first couple of questions. But one other point I wanted to ask was recently, I saw something come out, I guess, from EPA. They call it the good neighbor letter, which was the first time I've seen anything that really focused on NOx emission. The whole environmental mantra has been C02, but this is the first time I've seen anything really where it looked like the EPA, maybe on a national level, was focused on NOx emission. Are you familiar with what I'm talking about in that regard?

Jim Deller: Yes, I am, not in great detail, but I am familiar with the neighbor and the NOx transport issue.

Jeff Feinglas: Yes, I was just wondering if that has brought up any new inquiries. It looked like it was focused on a lot of Midwest-related industry. Does ClearSign have products that can address it for these other industries, other than oil and gas and the combustion industry that you're focused on now? But and has it shown -- has anybody been any contacting; it's us been only a few weeks? Has it brought about any new interest or inquiries to you guys?

Jim Deller: Yes. So yes, thanks, Jeff. I think first of all, just back on our call, the general gist of the good neighbor and NOx transport is regarding the transport of NOx from one region to another. For example, it's created in one area and affects another. Even though the area that creates it may not have severe ozone issues, that area should still be required to reduce the NOx emissions because of the effect on its neighbors. The main focus across the country at a high level and with the EPA is ground level ozone and where regions are outside of compliance, and the states basically are required to put regulation in place to reduce NOx emissions, which, right, NOx is a precursor to ground-level ozone.

The severe non-attainment areas are the areas which are really driving down to the very low emissions that create the markets and that we serve. There are common low-NOx burners in the market provided by the main incumbents. They've been around for many years now. They are relatively low cost and they do a moderate job of reducing NOx emissions. But they reduce them to the extent of many of the regions within the country, and those are the regions that are largely affected and will be affected directly by our requirements such as this good neighbor rule.

If you're following ClearSign and looking at our markets, I'd encourage you to look very much at the local level and to the states that are driving NOx emissions down to the lowest levels. Particularly, we're seeing some interest in Colorado, Salt Lake City; California certainly is our most active market right now. We're also watching Texas very closely.

Jeff Feinglas: Got it. Okay. Thank you. I have no further questions.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Jim Deller for closing remarks.

Jim Deller: Well, thank you, everyone, for your interest and for taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call. Thank you, operator.

Operator: Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.